Exhibit 10.1

SERVICE AGREEMENT

     This Service Agreement (“Agreement”) is made as of March 1, 2005 by and between VENTIV PHARMA SERVICES, LLC, a New Jersey limited liability company (“Ventiv”) and CONNETICS CORPORATION, a Delaware corporation, having an office at 3160 Porter Drive, Palo Alto, California 94304 (“Client”). Ventiv and Client may each be referred to in this Agreement as a “Party” and collectively as the “Parties.”

     1.   The Services. Ventiv will provide Client with a field force consisting of: fifty (50) sales representatives (the “Ventiv Sales Representatives”) who shall detail Client’s Products (as defined in Exhibit B), five Ventiv District Sales Managers, one Project Manager on a non-exclusive basis (i.e., the Project Manager may also work on matters for other Ventiv clients), and one National Business Director on a non-exclusive basis (i.e., the National Business Director may also work on matters for other Ventiv clients) (collectively, the “Project Team”). In connection with the promotion of Client’s Products, Ventiv shall provide the following services (collectively, the “Services”):

     (a) Implementation.

     (i) Recruit and train the Project Team. Ventiv shall be responsible for recruiting and re-recruiting (replacing) all Ventiv Sales Representatives and Ventiv District Sales Managers. Client shall have a right to participate in the selection of the Ventiv District Sales Managers and Sales Representatives. If Client elects to participate in the final selection of the Ventiv District Sales Managers and Sales Representatives, Client must approve or disapprove candidates within five business days after Ventiv submits the candidate to Client for review. Ventiv will exercise commercially reasonable efforts to recruit from a diverse candidate base. A qualified candidate for Sales Representative shall meet the following minimum qualifications: four-year college degree (B.A., B.S., or equivalent); minimum one year outside sales experience. Unless otherwise approved by Client, (A) a minimum of 50% of the Ventiv Sales Representatives must have applicable pharmaceutical or biotechnology sales experience (contingent upon Client approving higher salaries for the Ventiv Sales Representatives (as a pass-through cost), as needed to maintain the minimum 50%, and (B) a qualified candidate for the District Sales Manager shall meet the following minimum qualifications: four-year college degree (B.A., B.S., or equivalent); minimum two years outside sales experience, minimum one year previous management experience.

     (ii) Develop program procedures,

     (iii) Customize processes,

     (iv) Establish performance parameters.

     (b) Deployment. As used in this Agreement, “Deployment” or “Deployment Date” shall mean the date the Ventiv Sales Representatives begin detailing the Products. The Parties anticipate that the Deployment Date will be April 18, 2005. Ventiv shall be responsible for:

     (i) salary, benefits (management of incentive compensation plan) and deployment of Ventiv Sales Representatives (including providing sales force automation equipment),

     (ii) salary and benefits for full-time Ventiv District Sales Managers, National Business Director (non-exclusive) and Project Manager (non-exclusive),

     (iii) turnover training and recruiting (which will be billed to Client as a pass-through expense (see Exhibit A)),

     (iv) providing company cars for Ventiv Sales Representatives and Ventiv District Sales Managers,

     (vi) Ventiv’s office costs/operational supplies,

     (vii) initial sales territory alignment,

     (viii) Ventiv Sales Representative sample storage units, and

     (ix) Sample audits and reconciliation as requested by Client.

     (x) Delivery of reports as set forth in Section 1(c) below.

     (xi) Arranging for storage sample and distribution of promotional material (subject to the Parties agreement with Promotech, Inc.).

     (xii) Arranging for shipment of samples and promotional material (subject to the Parties agreement with Promotech, Inc.).

     (c) Reports. Each month (or at Client’s written request), Ventiv shall provide to Client all sales call activity reports that document the detailing and sampling by the Project Team (as set forth in Exhibit C attached hereto). The format of activity and performance reports will be mutually agreed upon. In addition, upon Client’s written request, Ventiv shall provide Client with (i) standard reports, as long as Client provides Ventiv with all required information and data, and (ii) any customized or “non-standard” reports. Client shall pay Ventiv Two Hundred and Fifty Dollars ($250) per hour for preparing such customized or “non-standard” reports. For purposes of this Agreement, “standard” reports shall include the following:

•	Call and Detail Report

•	Sample Report

•	Reach and Frequency Report

•	Days in Field Report

•	Performance Report by Product

•	Expense Report (GELCO system)

•	Others as agreed to by the Parties

Client shall have the right to assign one or more employees of Client to accompany Ventiv Sales Representatives to monitor performance under this Agreement; provided Client or its employee(s) provide at least three days prior written notice and there is no interference with the performance of the Services performed by the Ventiv Sales Representative.

     (d) Sample Accountability. Ventiv shall be responsible for implementing a sample accountability program on Client’s behalf, consistent with applicable federal and state laws, regulations, and guidelines, including but not limited to the Prescription Drug Marketing Act (“PDMA”) and its implementing regulations. The Project Team must comply with all applicable laws, regulations and guidelines. Unless otherwise agreed in writing, Client shall be responsible for production and shipment of sample and literature to Ventiv’s designated warehouse. Ventiv will be responsible for shipping samples to the Ventiv Sales Representatives in accordance with PDMA guidelines. Client shall confirm and provide documentation for such shipments to Ventiv within twenty-four hours. Ventiv will reconcile such information, including but not limited to sample inventory, and notify Client of any discrepancies. Client will investigate any discrepancies. Client will validate a current list of licensed practitioners and validate additions and changes. Client is responsible for taking all action required or suggested by the Food and Drug Administration (“FDA”), including but not limited to: reporting of adverse events, confirming all returned samples and, where applicable, notifying the FDA, and all supplemental communications with respect to any of the above.

     (e) Product Literature; Promotion. Ventiv shall be responsible for (i) ensuring that only Product Literature and samples approved by Client are distributed by the Ventiv Sales Representatives; (ii) promoting the Products in a manner that complies in all respects with applicable federal and state law, including but not limited to, the Federal, Food, Drug, and Cosmetic Act (“FDCA”) and PDMA; (iii) cooperating with Client, at Client’s expense, to conduct any necessary recalls of Product samples or Product Literature.

     (f) The Project Team (except for the National Business Director and the Project Manager) will be dedicated and as such, will only promote the Products. Ventiv will promote the Products in the United States of America (the “Territory”). Ventiv with assistance from Client’s General Manager of the PCP/PED Franchise (the “General Manager”) shall manage, supervise, and evaluate the performance of the Ventiv Sales Representatives and Ventiv District Sales Managers in accordance with the responsibilities and duties identified below. Subject to Section 6, Ventiv’s District Sales Managers shall meet with the Client’s General Manager on a regular schedule, to be mutually agreed.

     Sales Representatives shall:

•	Generate sales within an assigned territory

•	Plan and organize territory to meet call audience, including: (i) a call activity minimum, and (ii) attainment of monthly Reach and Frequency goals with respect to the designated Call Audience (as defined in Section 3), both of which shall be mutually agreed upon by the Parties in writing

•	Make sales presentations (details)

•	Maintain and update current and prospective target physician profiles and generate complete and consistent call notes on sales interactions

•	Participate in all training and sales meetings including POA. The inability of a Sales Representative to complete training is cause for immediate separation from current deployment

•	Maintain a professional image for Client and Client’s Products

•	Maintain sample inventories, distribute samples, comply with sample accountability procedures and policies, comply with PDMA, comply with applicable local, state, and federal regulations

•	Report all field activities and expenditures in a manner that is timely, accurate, and honest, and in accordance with policies and procedures for the applicable reporting systems.

•	Comply with promotional programs, and proper use of promotional materials and promotional expense budgets

     District Sales Managers shall:

•	Coordinate closely with the Client’s General Manager of the PCP/PED Franchise, including regular conference calls, weekly contact reports, and other activities requested by the General Manager

•	Recruit, interview, and select Sales Representatives

•	Use commercially reasonable efforts to fill an empty territory within 30 days, unless agreed upon by Client

•	Make regular field visits, with a minimum of one every quarter: to develop and motivate Sales Representatives for attainment of sales objectives; to assess and monitor field activity and work schedules; to monitor and manage field reporting by Sales Representatives, including call and sample reporting

•	Monitor compliance with promotional programs, and proper use of promotional materials and promotional expense budgets

•	Monitor compliance with PDMA and sample accountability procedures

•	Handle all performance reviews, personnel issues, discipline and termination of Sales Representatives

•	Work closely with Client General Manager providing regular reports and updates including but not limited to monthly field contact plan, personnel development plans, call and routing performance, business development plans.

2.   The Products; Right to Sell; Market. Ventiv shall promote the Products set forth on Exhibit B under trademarks owned by or licensed to Client. Client represents to Ventiv that Client either owns all of the Products or Client has all lawful authority necessary to market and sell the Products in the Territory. This Agreement does not constitute a grant to Ventiv of any property right or interest in the Products or the trademarks owned by or licensed to Client and/or any other intellectual property rights which Client owns now or in the future. Ventiv recognizes the validity of and the title to all of Client’s owned or licensed trademarks, trade names and trade dress in any country in connection with the Products, whether registered or not. Client represents to Ventiv that neither those trademarks, trade names and trade dress, nor the promotion of the Products by Ventiv, infringes on any intellectual property or product marketing rights of any other person.

3.   Client Responsibilities. Except as otherwise agreed, Client shall be responsible for:

     (a) identifying and validating the Call Audience (as defined below) (except for potential additional calls identified by the Ventiv Sales Representatives and approved by Client),

     (b) validating state licensure,

     (c) preparing all training materials and participation in training the Project Team,

     (d) producing samples of the Products and Product literature,

     (e) providing Ventiv with a data feed of activity and sales data to allow Ventiv to prepare internal reports, and

     (f) providing Ventiv with all Product literature and promotion material.

The “Call Audience” means a licensed primary care physician or pediatrician or others whom Client identifies (in writing) as potential physicians to whom the Ventiv Sales Representatives shall detail the Products. The Call Audience may be changed by Client on a quarterly basis. Each Ventiv Sales Representative will have a list representing that person’s designated Call Audience.

4.   Ventiv Compensation. Client shall pay Ventiv for the Services as set forth in Exhibit A.

5.   Confidentiality; Ownership of Property.

     (a) During the performance of the Services, each Party may learn confidential, proprietary, and/or trade secret information of the other Party (“Confidential Information”). The Party disclosing Confidential Information shall be referred to as the “Disclosing Party” and the Party receiving Confidential Information shall be referred to as the “Receiving Party.” Confidential Information means any information, unknown to the general public, which the Disclosing Party discloses to the Receiving Party under this Agreement. Confidential Information includes, without limitation, technical, trade secret, commercial and financial information about either Party’s: (i) research or development; (ii) marketing plans or techniques, contacts or customers; (iii) organization or operations; (iv) business development plans (i.e., licensing, supply, acquisitions, divestitures or combined marketing); (v) Products, licenses, trademarks, patents, other types of intellectual property or any other contractual rights or interests (including without limitation processes, procedures and business practices involving trade secrets or special know-how), and (vi) in the case of Ventiv, the names and work assignments of Ventiv employees. The Receiving Party shall neither use nor disclose Confidential Information from the Disclosing Party for any purpose other than is specifically allowed by this Agreement.

     (b) Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all tangible forms of Confidential Information, including any and all copies and/or derivatives of Confidential Information made by either Party or their employees as well as any writings, drawings, specifications, manuals or other printed or electronically stored material based on or derived from, Confidential Information. Any material or media not subject to return must be destroyed. The Receiving Party shall not disclose to third parties any Confidential Information or any reports, recommendations, conclusions or other results of work under this Agreement without prior consent of an officer of the Disclosing Party. The obligations set forth in this Section 5, including the obligations of confidentiality and non-use shall be continuing and shall survive the expiration or termination of this Agreement and will continue for a period of two years.

     (c) The obligations of confidentiality and non-use set forth in this Agreement shall not apply to the following: (i) Confidential Information at or after such time that it is or becomes publicly available through no fault of the Receiving Party; (ii) Confidential Information that is already independently known to the Receiving Party as shown by prior written records; (iii) Confidential Information at or after such time that it is disclosed to the Receiving Party by a third party with the legal right to do so; (iv) Confidential Information required to be disclosed pursuant to judicial process, court order or administrative request, provided that the Receiving Party shall so notify the Disclosing Party sufficiently prior to disclosing such Confidential Information as to permit the Disclosing Party to seek a protective order.

     (d) All materials and documents supplied to either Party during the Term of this Agreement, including but not limited to sales force automation software, report designs, and sales training materials shall be the sole and exclusive property of the originator of those materials and developments. Each Party agrees to hold all such property and developments, confidential in accordance with this Section 5 of the Agreement.

     6.   Independent Contractors. Ventiv and its directors, officers, and the persons providing Services are at all times independent contractors with respect to Client, and shall not be deemed employees of Client. In particular, Ventiv shall be responsible for management of all employer obligations in connection with Ventiv employees who perform the Services. Ventiv employees shall remain exclusively under the direct authority and control of Ventiv, although Client shall be involved in providing training and direction to the Ventiv Sales Representatives and Project Team. Ventiv shall not be responsible for any cost, however, attributable to: (a) any actions by Client that caused a person provided by Ventiv to perform services under this Agreement to be reclassified as an employee of Client, (b) any unlawful or discriminatory acts of Client, or (c) language in any Client benefit plan that is deemed to extend coverage to persons provided by Ventiv to perform Services based on their activities under this Agreement.

7.   Ventiv Personnel.

     (a) Except as set forth in Section 8 below, Client may not employ or retain any member of the Project Team during the Term of this Agreement or within one year after the end of the Term (or any Additional Term) without the prior written approval of Ventiv, which may be withheld by Ventiv in its sole and absolute discretion.

     (b) Client agrees during the Term (or any Additional Term) and for the one year period thereafter not to: (i) provide information (including name and address) concerning any Ventiv employee providing services under this Agreement to any third party which provides or proposes to provide contract sales services to Client, or (ii) assist actively in any other way such a third party in employing or retaining a Ventiv employee who provides services under this Agreement. [**]

8.   Block Conversion and Selective Hiring; Related Fees. Client may hire Sales Representatives and Ventiv District Managers of the Project Team only in accordance with the following:

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     (a) Selective Hiring, Recruitment. Client may solicit, employ or retain one or more Ventiv Sales Representatives or Ventiv District Sales Managers representing less than 25% of the entire Project Team providing Services under this Agreement (“Selective Hiring”), any time after such members of the Project Team have been Deployed pursuant to this Agreement. Client shall give 30 days’ advance notice to Ventiv of any Selective Hiring. Should there be Selective Hiring by Client, Ventiv will backfill the respective position so as to maintain the previously agreed upon number of members of the Project Team.

     (b) Block Conversion. Client may solicit, employ or retain at any one time Ventiv Sales Representatives and Ventiv District Sales Managers representing in excess of 25% of the entire Project Team providing Services under this Agreement (a “Block Conversion”) provided that: (i) such hiring may not occur before the first anniversary of the Deployment Date, and (ii) Client may not hire any Ventiv Sales Representatives or Ventiv Sales District Managers pursuant to this Section 8(b) who commenced providing Services to Client pursuant to this Agreement less than one year before the Block Conversion, and (iii) Client must provide at least 90 days’ prior written notice to Ventiv of any Block Conversion.

     (c) Fees for Selective Hiring and Block Conversion. If Client implements either a Selective Hiring or a Block Conversion during the Term (or any Additional Term), Client shall pay to Ventiv a finder’s fee according to the following table:

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In addition to the above fees, Client understands and agrees that if Client implements either a Selective Hiring or a Block Conversion, it shall pay to Ventiv the Termination Expenses described in Exhibit A.

     (d) If Client implements either a Block Conversion or a Selective Hiring, any and all copies of the Ventiv “Selling Skills” or any other proprietary training module which had been provided to members of the Project Team will be immediately returned to Ventiv, it being understood and agreed that the Ventiv Selling Skills Training Module constitutes valuable and proprietary information of Ventiv and is subject to the confidentiality obligations set forth in Section 5 of this Agreement. Within five days after implementing either a Block Conversion or a Selective Hiring, Client shall take all commercially reasonable steps to ensure that the newly converted member(s) of the Project Team return to Ventiv any and all copies of the Ventiv Selling Skills Training Module which had been in their possession.

9.   Indemnification

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10.   Term. The Agreement shall be in effect as of March 1, 2005 and shall remain in full force and effect through December 31, 2006. This Agreement will renew for additional periods of one year each (each an “Additional Term”), upon written agreement by the Parties to be executed at least 60 days before the end of the Term. Ventiv’s compensation for any Additional Term must be agreed upon and set forth in the written agreement between the Parties.

11.   Termination. [**]

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12.   Miscellaneous

     (a) Each Party represents to the other that the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action; that the Agreement constitutes the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms (except to the extent enforcement is limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general principles of equity); and that this Agreement and performance under this Agreement does not violate or constitute a breach under any organizational document of such Party or any contract, other form of agreement, or judgment or order to which such Party is a party or by which it is bound.

     (b) Each Party undertakes to maintain appropriate insurance in commercially reasonable amounts with financially capable carriers, including in the case of Client product liability insurance in the amount [**]. Each Party shall use its best efforts to name the other Party as an additional insured on all liability insurance coverage. In addition, upon written request, each Party will provide the other with evidence of coverage complying with this Section.

     (c) Neither Ventiv nor Client may assign this Agreement or any of its rights, duties or obligations under this Agreement without the other Party’s prior written consent, provided, however, that either Ventiv or Client may assign its rights, duties and obligations as part of an acquisition of Ventiv or Client, as the case may be, so long as the acquirer (i) is a financially capable business entity, and (ii) expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself.

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     (d) This Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement, including specifically the Letter of Intent dated March 1, 2005, as it may have been amended or extended from time to time prior to the execution of this Agreement.

     (e) Noncompliance with the obligations of this Agreement due to a state of force majeure, the laws or regulations of any government, regulatory or judicial authority, war, civil commotion, destruction of facilities and materials, fire, flood, earthquake or storm, labor disturbances, shortage of materials, failure of public utilities or common carriers, and any other causes beyond the reasonable control of the applicable Party, shall not constitute a breach of contract.

     (f) If any provision of this Agreement is finally declared or found to be illegal or unenforceable by a court of competent jurisdiction, both Parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

     (g) This Agreement, including any attachments or exhibits entered into pursuant to this Agreement, contains all of the terms and conditions of the agreement between the Parties and constitutes the complete understanding of the Parties with respect to the subject matter of this Agreement. No modification, extension or release from any provision of this Agreement shall be effective unless it is in writing signed by the other Party and specifically described as an amendment or extension of this Agreement.

     (h) This Agreement shall be construed according to the laws of the State of New Jersey and any action brought by either Ventiv or Client in connection with this Agreement shall be brought in the state or federal courts located in the State of New Jersey.

     (i) This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

     (j) Any notices required or permitted under this Agreement shall be given in person or sent by internationally recognized air courier (e.g., Federal Express, DHL, etc.) or by U.S. Postal Service first class and certified, to:

Ventiv:

Ventiv Pharma Services, LLC
200 Cottontail Lane
Somerset, New Jersey 08873
Attention: Terrell G. Herring, President

with a copy to:

David Blatteis
Norris, McLaughlin & Marcus, P.A.
721 Route 202-206
P.O. Box 1018
Somerville, New Jersey 08876-1018

     Client:

Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304
Attention: Michael Miller, Chief Commercial Officer

with a copy to:

Katrina Church
General Counsel
Connetics Corporation
3160 Porter Drive
Palo Alto, California 94304

or to such other address or to such other person as one Party may designate by written notice given to the other from time to time during the term of this Agreement.

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     WHEREFORE, the Parties have caused this Agreement to be executed by their duly authorized representatives.

VENTIV PHARMA SERVICES, LLC
By:	/s/ Terrell E. Herring
	Name:	Terrell E. Herring
	Title:	President & COO

Date: 12 April 2005

CONNETICS CORPORATION
By:	/s/ Greg Vontz
Greg Vontz
President

Date: 12 April 2005

EXHIBIT A
COMPENSATION

Daily Rate, Incentive Fees, Pass-Through Costs, And Termination Expenses

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EXHIBIT B
List of Client’s Products*

Marketed Name	NDC Number	Product Size
Olux®Foam (clobetasol propionate), 0.05%	63032-031-00	100 gram
Olux®Foam (clobetasol propionate), 0.05%	63032-031-50	50 gram
Luxíq® Foam (betamethasone valerate), 0.12%	63032-021-01	150 gram
Luxíq® Foam (betamethasone valerate), 0.12%	63032-021-00	100 gram
Luxíq® Foam (betamethasone valerate), 0.12%	63032-021-50	50 gram
Evoclin™ Foam (clindamycin phosphate), 1%	63032-061-00	100 gram
Evoclin™ Foam (clindamycin phosphate), 1%	63032-061-50	50 gram

*	The term “Products” does not include Product samples.

EXHIBIT C
SALES REPORTS AND ANALYSIS

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